EXHIBIT 10.1
ABITIBIBOWATER INC.
OUTSIDE DIRECTOR DEFERRED COMPENSATION PLAN

Effective as of January 1, 2009

1. Purpose	1

2. Definitions	1

3. Eligibility	3

4. Administration	3

5. Deferral Election	3

6. Accounts	4

7. Distributions	5

8. Designation of Beneficiary	5

9. Voting Rights	5

10. Transferability	5

11. Covenants of Director	6

12. Remedies of the Company	6

13. Limitation of Rights of the Director	6

14. Payments To Incompetents	6

15. Construction	6

16. Amendment or Termination	7

17. Funding	7

18. Governing Law	7

AbitibiBowater Inc. Outside Director Deferred Compensation Plan
1.	Purpose. The AbitibiBowater Inc. Outside Director Deferred Compensation Plan (the “Plan”) is intended to enhance the Company’s ability to attract and retain talented individuals to serve as members of the Board of Directors and to promote a greater alignment of interests between non-employee members of the Board and the shareholders of the Company. All non-employee directors are eligible to participate in the Plan and enjoy the benefits of the Plan as set forth below upon the Effective Date or, for non-employee directors elected or appointed to the Board after the Effective Date, on the date of election or appointment.

In conjunction with the termination of Prior Plans (as defined herein) effective as of December 31, 2008, any outstanding balance credited on behalf of a current Director under one or more Prior Plans shall be transferred to the Plan and credited hereunder as an opening Account balance on the Effective Date. Unless otherwise stated, all Prior Plan amounts transferred to the Plan are subject to the terms set forth herein.
2.	Definitions. The following words and phrases, when used in this Plan with an initial capital letter, unless the context clearly indicates otherwise, shall have the following meanings, or the meanings as set forth elsewhere in this Plan. Wherever applicable the masculine pronoun shall include the feminine pronoun and the singular shall include the plural.
(a)	“Account” means a bookkeeping account established for the benefit of a Director under Section 6 used solely to measure and determine the amounts credited under the Plan on his behalf. A Director’s Account may include sub-accounts consisting of a Cash Account and a Deferred Share Unit Account.

(b)	“Administrator” means the Corporate Secretary of the Company.

(c)	“Affiliate” means any entity directly or indirectly controlled by, controlling, or under common control with the Company.

(d)	“Beneficiary” means the person or persons (including, without limitation, any trustee) last designated by a Director to receive the balance of his Account in the event of the Director’s death. If there is no effective designated Beneficiary on file or surviving Beneficiary, the Participant’s estate shall be the Director’s Beneficiary.

(e)	“Board” means the Board of Directors of the Company.

(f)	“Canadian Director” means a Director who is a Canadian resident for purposes of the Income Tax Act (Canada) (the “Canadian Tax Act”).

(g)	“Cash Account” means the sub-account used to record (i) deferrals made hereunder that are designated by the Director for allocation to the Cash Account and (ii) earnings on such amounts.

(h)	“Committee” means Human Resources and Compensation Committee of the Board or such members of the Board as are selected by the Board from time to time to administer the Plan.

(i)	“Company” means AbitibiBowater Inc.

(j)	“Crediting Date” is, unless otherwise determined by the Committee, the last business day of the calendar quarter.

(k)	“Deferred Share Unit Account” or “DSU Account” means the sub-account used to record (i) deferrals made hereunder which are designated by the Director for allocation to the DSU Account and (ii) any credits on and adjustments of such amounts pursuant to Section 6.

(l)	“Director” means any individual qualified to serve as a member of the Board who is elected or appointed and who is not an employee or a full-time officer of the Company or any Affiliate.

(m)	“Effective Date” means January 1, 2009.

(n)	“Fair Market Value” means the average of the high and low trading prices of a share of Stock as reported for the New York Stock Exchange Composite Transactions during the previous five business days ending, and including, the Valuation Date, rounded to the nearest number within two decimal places.

(o)	“Prior Plans” means the Deferred Compensation Plan for Outside Directors of Bowater Incorporated, the Bowater Incorporated Outside Directors’ Stock-Based Deferred Fee Plan, the Bowater Incorporated 2004 Non-Employee Director Stock Unit Plan and the Abitibi-Consolidated Inc. Stock Plan for Non-Employee Directors.

(p)	“Separation from Service” means a separation from service with the Company and other entities affiliated with the Company, as determined in accordance with Section 409A of the U.S. Internal Revenue Code of 1986, as amended (the “Code”) and guidance issued thereunder. For purposes of the foregoing, whether an entity is affiliated with the Company shall be determined pursuant to the controlled group rules of Code Section 414, as modified by Code Section 409A.

(q)	“Share Unit” means the right to receive payment in cash in an amount equal to the Fair Market Value of one share of Stock, determined as of the Valuation Date with respect to that Share Unit.

(r)	“Stock” means the common stock of the Company, par value $1.00.

(s)	“US Director” means a Director who is considered a US resident for tax purposes.

(t)	“Valuation Date” means the date of the Director’s Separation from Service.

3.	Eligibility. Participation in the Plan shall be extended to all Directors.

4.	Administration. The Committee shall administer the Plan, provided that the Committee may delegate responsibility for administration to such person or persons as it deems appropriate from time to time. Subject to the express provisions of the Plan, the Committee shall have the authority to do all things that it may deem necessary or desirable in connection with the administration of the Plan, including without limitation (a) to establish, modify and revoke rules relating to the Plan; (b) to interpret and construe the terms of the Plan, any rules under the Plan and the terms and conditions of any award or benefit under the Plan; (c) to approve the form and content of any documentation relating to awards or benefits under the Plan or Plan administration; and (d) consistent with the express provisions of the Plan, to approve, establish and amend the terms governing a benefit under the Plan. All determinations, interpretations and decisions made by the Committee under or with respect to the Plan shall be final, conclusive and binding on the Company, and Directors and any beneficiary of a benefit. No member of the Committee shall be liable for any action taken in good faith with respect to the Plan. Notwithstanding the foregoing, the Administrator shall have the authority to approve the form and content of any election or beneficiary forms for the efficient administration of the Plan.

5.	Deferral Election. A Director may elect to defer all or a portion of his cash compensation including, without limitation, his annual retainer and/or other fees for service as a Director (for example, for serving as chair), if he completes and delivers to the Administrator a written deferral election (i) designating the portion of such compensation to be deferred under the Plan in 10% increments and (ii) specifying whether the deferrals are to be allocated to the Cash Account or the DSU Account (or both Accounts in 10% increments). Notwithstanding the foregoing, a Canadian Director cannot allocate a deferral to a Cash Account; any deferral by a Canadian Director will be allocated to a DSU Account. To be considered timely, a Director must deliver the written deferral election as follows.
(a)	For Directors in office on the Effective Date, deferral election must be completed and filed with the Administrator by December 31, 2008 to be effective to defer compensation earned on and after the Effective Date under the Plan.

(b)	With respect to any calendar year, the deferral election must be made before the commencement of that calendar year. Notwithstanding the foregoing, if an individual first becomes elected or appointed as a Director during the calendar year, the deferral election must be completed and filed with the Administrator within 30 days after the Director is first elected or appointed.
An election made in accordance with the foregoing shall be effective for the calendar year for which it was made but shall only be effective with regard to compensation earned on and after January 1 of the year to which the election relates or after the expiration of the 30-day election period for newly-elected or appointed Directors, as the case may be. Once an election is made, it is irrevocable for the calendar year (or portion thereof for newly-elected or appointed Directors) for which it was made and will continue in effect for subsequent calendar years until revoked or changed by the Director. An election may be revoked or changed only with respect to a calendar year subsequent to the date of the revocation or change. If no election to defer is made, the Director shall be deemed to have elected to be paid compensation for his duties as a Director entirely in cash. A Director’s written election shall constitute the Director’s acceptance of the benefits and terms of the Plan.

6.	Accounts.
(a)	Establishment of Accounts. As of the Effective Date or, if later, the date on which an individual becomes a Director and elects to defer compensation to the Plan, the Administrator or its delegate shall establish an Account for each Director to reflect the deferrals of amounts made for the Director’s benefit, together with any income adjustments thereto. The Accounts shall not be used to segregate assets for payment of any amounts deferred or allocated under the Plan, and shall not constitute or be treated as a trust fund of any kind. Unless the Committee determines otherwise, the Plan shall maintain and credit the following sub-Accounts: (i) Cash Account and (ii) DSU Account. The Director shall, at all times, have a nonforfeitable right to all amounts credited to his Account.

(b)	Crediting of Accounts.
(i)	In General. An amount will be credited to a Director’s Cash Account and/or DSU Account pursuant to the Director’s deferral election on each Crediting Date.
(A)	The amount allocated to the Cash Account shall be the amount of compensation earned for that quarter and specified for allocation to the Cash Account.

(B)	The amount allocated to the DSU Account shall be a number of Deferred Share Units (including fractional Deferred Share Units) determined by dividing (i) the amount of compensation earned for that quarter and specified for allocation to the DSU Account by (ii) 95% of the Fair Market Value of the Stock as of the Crediting Date.
(ii)	Prior Plans. Each Director with a Prior Plan account balance and/or a deferred stock unit award granted in 2007 under the Bowater Incorporated 2006 Stock Option and Restricted Stock Plan shall have such balance and/or award as of December 31, 2008 transferred to the Plan and credited to his Account as an opening balance on the Effective Date. If such Prior Plan account balance was cash-based, such balance shall be credited to a Director’s Cash Account. If such Prior Plan and/or award was share or share unit-based, such shares or share units shall be converted into Deferred Share Units at a ratio of one-to-one and credited to a Director’s DSU Account. Unless otherwise stated herein, all Prior Plan amounts credited to Accounts hereunder shall be subject to the terms of this Plan. For reference, no Canadian Director had a Prior Plan account balance in cash. Therefore, all Prior Plan account balances for Canadian Directors were transferred to the DSU account.
(c)	Earnings and Adjustments.
(i)	Cash Account. As of the last day of each quarter, the Cash Account of each Director shall be credited with interest, on the average balance of the Cash Account during such quarter, at a rate equal to the Lipper Money Market Fund Index or in the absence of such index, by a comparable index designated by the Committee, for such quarter.

(ii)	Deferred Share Unit Account.
(A)	Dividends. With respect to dividend record dates occurring during the period in which Deferred Share Units are credited to a Director’s DSU Account, the Director’s DSU Account will be increased to reflect dividends payable with respect to Stock. The DSU Account will be increased by the number of Deferred Share Units equal to the number of shares of Stock that could be purchased with the dividends payable with respect to such Deferred Share Units as of the record date for that dividend and based on the Fair Market Value of the Stock at the time such dividends are paid.

(B)	Adjustments. In the event of any stock dividend, stock split, combination or exchange of shares, merger, consolidation, spinoff or other distribution (other than normal cash dividends) of Company assets to shareholders or any other change affecting the Stock, the Committee may make such adjustments to the amount payable with respect to the Deferred Share Units that the Committee, in its sole discretion, may deem appropriate to reflect such change.
(d)	Reallocation of Accounts. Transfers shall not be permitted between Accounts.
7.	Distributions. A Director’s Account shall be distributed in cash upon the Director’s Separation from Service or death, whichever is earlier. Payment shall be made no later than the last day of the calendar year in which the payment event occurs, or if later, the 15th day of the third month following such event. The latest payment date set forth in the preceding sentence has been specified for purposes of complying with the provisions of Section 409A of the Internal Revenue Code. Notwithstanding the foregoing, if a Director made an election under the Bowater Incorporated 2006 Stock Option and Restricted Stock Plan to receive payment of deferred stock units awarded in 2007 in the form of installment payments, such election will continue to be honored under the Plan.
8.	Designation of Beneficiary. Each Director shall designate on forms provided by the Administrator, signed by the Participant and delivered to the Administrator, the Beneficiary or Beneficiaries to receive the balance credited to the Director’s Account in the event of his death. A Director may, from time to time, change the designated Beneficiary or Beneficiaries, without the consent of such Beneficiary or Beneficiaries, by delivering to the Administrator a new written and signed designation of Beneficiary. The Director’s spouse, if any, shall not be required to consent in writing to any non-spouse designation. The Director may designate primary or contingent Beneficiaries. The written designation last delivered and signed by the Director shall be effective and supersede all prior designations on file with the Administrator.
9.	Voting Rights. A Director shall not be a shareholder of record with respect to Deferred Share Units and shall have no voting rights with respect to the Deferred Share Units.
10.	Transferability. Rights under the Plan may not be sold, assigned, pledged, alienated or otherwise transferred or encumbered except by will or the laws of descent and distribution.

11.	Covenants of Director. As a condition of participation in this Plan, each participating Director agrees to devote his best efforts and undivided loyalty to the Company and devote such time to his tasks as a Director as shall be required to discharge his obligations to the best of his abilities.
12.	Remedies of the Company. Upon the occurrence of any one or more of the following circumstances:
(a)	if the Director is at any time removed from incumbency as a Director for reasons deriving from his gross negligence or misconduct detrimental to the business interests of the Company, or for criminal conduct of any type (regardless of the effect thereof on the business interest of the Company); or

(b)	if the Director at any time materially fails to comply with the requirements of Section 11;
then, and in any such event, the Company’s obligation to pay or provide benefits hereunder to such Director shall automatically cease and terminate, and neither the Director nor any other person claiming any benefit pursuant to the Director’s participation in this Plan shall have any rights, claims or causes of action hereunder against the Board, the Company or any person acting on their behalf. The Company’s sole remedy for breach by the Director of the provisions of Section 11 shall be to cease paying or providing benefits pursuant to the provisions of Section 7 or receive from the Director repayment of any amounts paid. Such remedy shall not preclude the Company from recovering from a Director damages inflicted on the Company or its Affiliates by conduct of a Director which renders the Director liable to the Company independently of the fact that such conduct constitutes a breach of the Director’s covenants in Section 11.
13.	Limitation of Rights of the Director. Inclusion under the Plan shall not give a Director any right or claim to a benefit, except as specifically defined in this Plan. The establishment of the Plan shall not be construed as giving any Director a right to be continued in Service as a Director of the Company.

14.	Payments To Incompetents. In the event that any payment hereunder becomes payable to a person adjudicated to be incompetent, payment thereof to the guardian or legal representative of such person shall constitute full and complete compliance herewith and entitle the Company to discharge with respect thereto.

15.	Construction.
(a)	The decision of the Committee on all matters concerning the interpretation and administration of this Plan shall be final. Each Director agrees, as a condition to participation herein, to be bound by all actions and interpretations regarding this Plan by the Committee. Neither the Board, the Committee, any individual Director nor any persons acting on their behalf shall be subject to any liability to any Director or other person in the construction and administration of this Plan.

(b)	Notwithstanding any other provision of this Plan, it is intended that all Deferred Share Units granted under this Plan which are considered to be deferred compensation subject to Section 409A of the Code shall be provided and paid in a manner, and at such time, including without limitation payment only in connection with a permissible payment event contained in Section 409A (e.g., separation from service from the Company and its affiliates as defined for purposes of Section 409A of the Code), and in such form, as complies with the applicable requirements of Section 409A of the Code, to avoid the unfavorable tax consequences provided therein for non-compliance. In addition, it is intended that all Deferred Share Units granted to Canadian Directors under this Plan shall be provided and paid in a manner, and at such time, and in such form, as complies with the applicable requirements of paragraph 6801(d) of the regulations to the Canadian Tax Act, to avoid the unfavorable tax consequences provided therein for non-compliance. Notwithstanding the foregoing, none of the Company or its affiliates or the Committee shall be liable to any person if such person is subject to any additional tax, penalty or interest as a result of failure to comply with Section 409A of the Code or paragraph 6801(d) of the regulations to the Canadian Tax Act.
16.	Amendment or Termination. The Company reserves the right at any time, and from time to time, by action of a majority of the Board at a meeting at which all members thereof are present and voting or the required notice of which contained an accurate summary of the action proposed for vote, to amend, in whole or in part, any or all of the provisions of this Plan. The Company reserves the right to terminate the Plan at any time. Notwithstanding the foregoing, no such amendment or termination shall adversely affect benefits under this Plan already being paid or having become unconditionally payable pursuant to the terms hereof. Upon termination of the Plan, the Company reserves the discretion to accelerate distribution of Directors’ Accounts in accordance with regulations promulgated by the Department of the Treasury under Code Section 409A.

17.	Funding. The Company’s obligations under this Plan shall be unfunded and the Company shall not be obligated under any circumstances to fund its obligations under this Plan. Payment of a Director’s Account balance shall be made from the Company’s general assets. The rights of a Director to the payment of benefits under the Plan shall be no greater than the rights of an unsecured creditor of the Company.

18.	Governing Law. This Plan shall be governed by and interpreted in accordance with the laws of the State of Delaware and, subject to Section 16 above, shall be binding upon the Company and its successors, including any successor which acquires all or substantially all of the assets of the Company.
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     IN WITNESS WHEREOF, the Company has caused this document to be executed by its duly authorized officer and be effective as of January 1, 2009.

ABITIBIBOWATER INC.

By:	/s/ Jacques P. Vachon

Name: Jacques P. Vachon Title: Senior Vice President, Corporate Affairs and Chief Legal Officer
Date Signed: November 11, 2008